EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of DARA BioSciences, Inc. of our report dated March 28, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of DARA BioSciences, Inc. for the year ended December 31, 2012.

/s/ HORNE LLP

Ridgeland, Mississippi
March 28, 2013